Exhibit 10.39

PureDepth, Inc.
Amendment No. 2 to Employment Agreement
Jonathan J. McCaman

PureDepth, Inc. (“PureDepth” or “Company”) and Jonathan J. McCaman (“Employee”) are entering into this Amendment No. 2 to the employment letter agreement, dated May 7, 2007 (the “Initial Agreement”), as previously amended by Amendment to Employment Agreement dated April 29, 2008 (the “First Amendment” and collectively with the Initial Agreement, the “Agreement”), this 12th of September, 2008 (the “Effective Date”).

WHEREAS, Employee serves as the Company’s Chief Financial Officer, Secretary, and, commencing January 24, 2008, has also served as the Company’s President.

WHEREAS, the Company has determined to appoint a Chief Executive Officer, and, in light of the corresponding changes in Employee’s required services to the Company, the parties wish to amend the terms of Employee’s employment with, and compensation by, the Company.

THEREFORE, the parties agree as follows, commencing effective September 1, 2008 (the “Commencement Date”) except as otherwise provided below:

1.           Definitions.  Except as otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement.

2.           Position.  Employee hereby resigns as President effective as of the close of business on the Effective Date, and the parties hereby agree that Section 2.1 of the Initial Agreement, as amended by the First Amendment, is amended and restated in full to provide that the Employee will be employed by the Company only in the capacity of Vice President, Chief Financial Officer and Secretary of the Company, in accordance with, and shall report to and have the duties and responsibilities set forth in, the Company Bylaws and as otherwise assigned by the Company’s Board of Directors as may be reasonably assigned from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee.

3.           Base Salary.   Company shall continue to pay Employee a base annual salary under Section 4.1 of the Agreement of $210,000, effective as of March 1, 2008.

4.           Bonus.  Section 4.3 of the Agreement shall be amended and revised in full to provide that Employee shall be eligible for an executive incentive bonus, in an amount up to twelve and one-half percent (12.5%) of Employee’s then current annual base salary per fiscal quarter, with payment of any such bonus to be based upon the achievement of key performance indicators (“KPI’s”) to be mutually determined by the Employee and the Board’s Compensation Committee on a schedule determined by the parties.  Determination of Employee’s achievement of any such KPI shall be made by the Compensation Committee.

5.           Equity.

(a)           Current Options.  The options granted to and held by Employee as of October 1, 2008, which shall include without limitation the option to purchase 50,000 shares of the Company’s common stock granted on September 11, 2008 and an option to purchase 75,000 shares of the Company’s common stock to be granted, subject to Board approval, at the Board’s next regularly scheduled meeting on September 24, 2008 (collectively, the “Current Options”) shall vest pursuant to the terms and conditions of the Company’s 2006 Stock Plan and the stock option agreements governing such Current Options, and shall be subject to the acceleration provisions set forth in Section 6 of the First Amendment; provided, however, that Section 6 of the First Amendment is hereby amended and restated to read as follows:

“In the event of a “Change of Control,” as defined below, all of Employee’s then-unvested options which were initially granted to Employee on or prior to October 1, 2008 shall immediately vest.”

(b)           Future Options.  Any options granted to Employee after October 1, 2008 shall be subject to the acceleration provisions set forth below.

“If Employee’s employment with the Company is terminated without Cause on or within twelve (12) months following the effective date of a Change of Control, then, subject to the requirements set forth in Section 7.2(a) and (b) of the Initial Agreement and provided that the release described in such Section 7.2(b) has become effective in accordance with its terms prior to the 30th day following the effective date of such termination, then Employee shall become vested in 50% of the shares subject to options to purchase Company common stock then held by him which were initially granted to Employee after October 1, 2008.

For purposes of the foregoing, a termination of Employee’s employment shall be “without Cause” if the Company unilaterally terminates Employee’s employment with the Company for any reason other than Cause; provided, however, that termination of Employee’s employment shall not be “without Cause” for these purposes if it results from the death or disability of Employee.  A termination shall also be “without Cause” if (i) during Employee’s employment, the Company changes Employee’s title or position without Employee's written permission, such that he experiences a material diminution in his authority, duties or responsibilities (a “Material Adverse Change”), (ii) within 10 days of the effective date of the Material Adverse Change, Employee provides written notice to the Board of Directors of Employee’s intent to voluntarily resign from employment with the Company due to the Material Adverse Change if such Material Adverse Change is not cured within fifteen days of the Board’s receipt of such notice, (iii) the Board does not cure the Material Adverse Change within fifteen days of its receipt of such notice, and (iv) Employee voluntarily resigns no later than the end of business on the fifteenth day following the Board’s receipt of such notice.”

Section 5 of the First Amendment is hereby eliminated and void in its entirety, and Employee expressly waives any rights to equity of the Company (other than the Current Options) with respect thereto.  The grant of any additional options or other equity awards to Employee after October 1, 2008 shall be at the sole discretion of the Board of Directors (or the Compensation Committee thereof).

6.           Application of Section 409A.

(a)           Notwithstanding anything set forth in this Agreement, as amended hereby, to the contrary, no amount payable pursuant to the Agreement (as amended hereby, the “Amended Agreement”) which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)           The Company intends that income provided to Employee pursuant to this Amended Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Amended Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Amended Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Amended Agreement.

7.           Continuation of Other Terms.  Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

/s/ Mark Kalow
Mark Kalow
Member, Board of Directors
Compensation Committee

Date:________________________

Acknowledged, Accepted and Agreed:

/s/ Jonathan McCaman
Jonathan J. McCaman

Date:________________________